Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-145819) of Nortech Systems Incorporated on Form S-8 of Nortech Systems Incorporated of our report dated March 8, 2017, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Nortech Systems Incorporated for the year ended December 31, 2016.

/s/ RSM US LLP

Minneapolis, Minnesota
March 27, 2018